CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of BlackBerry Limited for the registration of 4,182,198 common shares and to the incorporation by reference therein of our reports dated April 5, 2019 [Reference 001-38232] with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 40-F) for the year ended February 28, 2019, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP

Waterloo, Canada February 21, 2020	Chartered Professional Accountants Licensed Public Accountants